Exhibit 99.1

News Release

RSP Permian, Inc. Announces Third Quarter 2014 Financial and Operating Results

Dallas, Texas — November 10, 2014 — RSP Permian, Inc. (“RSP” or the “Company”) (NYSE: RSPP) today announced financial and operating results for the quarter ended September 30, 2014.  In addition, the Company filed its Form 10-Q for the period ended September 30, 2014 with the United States Securities and Exchange Commission (“SEC”) and posted a third quarter earnings presentation on its website at www.rsppermian.com.

Certain information presented in this release is on a pro forma basis, giving effect to the completion of the corporate reorganization and acquisitions in connection with the Company’s initial public offering (the “IPO”) and adjusted to eliminate certain items associated with the IPO.

Highlights

•                  3Q14 production increased by 5% to 11,217 Boe/d as compared to 2Q14 production and by 38% as compared to pro forma production during the same period in 2013

•                  Exit production rate at the end of 3Q14 was approximately 14,600 Boe/d, a 30% increase over 3Q14 average and 78% above 4Q13 exit rate

•                  Annual production and capex guidance reaffirmed at 11,500-12,000 Boe/d and $425 million, respectively for CY14

•                  Pro forma net income of $34.6 million, $0.46 per diluted share.  Includes $23.7 million non-cash gain on derivatives. Pro forma adjusted net income, excluding derivatives, was $19.4 million, $0.26 per diluted share. Pro forma adjusted EBITDAX was $53.4 million

•                  Net income of $32.3 million, $0.43 per diluted share.  Includes $23.7 million non-cash gain on derivatives. Adjusted net income, excluding derivatives, was $17.8 million, $0.24 per diluted share.

•                  Total cash costs, excluding interest, were $15.09 per Boe, a 22% decrease compared to $19.30 per Boe in 2Q14

•                  Increased commodity price hedges, over 50% of production hedged through the end of 2015

•                  Closed previously announced acquisitions in Glasscock County for $257 million

•                  Completed $295 million follow-on equity offering.  Net proceeds on the primary shares sold were approximately $118 million to RSP

•                  Increased revolving credit facility borrowing base to $500 million from $375 million, increased lenders’ maximum facility commitments to $1.0 billion, extended maturity date to August 2019

•                  Issued $500 million of 6.625% senior unsecured notes maturing 2022.  After repaying all outstanding amounts on revolver, ended 3Q14 with approximately $151 million of cash on hand and $651 million of liquidity

•                  RSP’s first two operated horizontal wells in our Spanish Trail leasehold, targeting the Lower Spraberry and Wolfcamp B, generated peak 30-day IP rates of 1,217 Boe/d (82% oil) and 1,211 Boe/d (78% oil), respectively, and follow on 60-day IP rates of 1,145 and 1,022 Boe/d, respectively

•                  Similar to RSP’s first Wolfcamp A well, the Company’s second and third Wolfcamp A wells are performing above expectations.  The Cross Bar Ranch 2017WA had a peak 30-day IP rate of 887 Boe/d (83% oil) and the Johnson Ranch 1018WA is still cleaning up but has produced at an average rate of 1,059 Boe/d over the last 7 days

•                  Received microseismic and 3-D seismic data providing encouraging preliminary assessment of spacing and development plans and possible increase in well density in the Spraberry zones and additional horizontal target in the Jo Mill formation

Steve Gray, Chief Executive Officer, stated, “I am pleased to report continued strong results from our drilling program.  Our recent wells have continued to outperform our type curves as we continue to refine our techniques in our multi-zone, multi-well pad completions.  As a result of our successful pilot programs, we believe we have gained additional knowledge to implement our multi-zone horizontal drilling program to optimize our returns for our shareholders as we move into 2015.  With our recent equity and debt capital market transactions, we are well positioned financially with ample liquidity and a strong balance sheet.  In addition, we have flexibility in our drilling program to allow us to adjust our capex plans with changing market conditions.”

Operational Update

During the third quarter of 2014, RSP drilled 23 horizontal wells (13 operated) and completed 19 horizontal wells (11 operated).  Of the 11 operated completed horizontal wells, RSP had three wells targeting the Middle Spraberry, three wells targeting the Lower Spraberry, one well targeting the Wolfcamp A, and four wells targeting the Wolfcamp B.  Of the 11 operated wells, nine were in our Focus Area (counties of Midland, Martin, Andrews, Ector and Glasscock) and two were in our Dawson area.  In our vertical drilling program, RSP completed 18 vertical wells (12 operated).

The Company is operating four horizontal rigs and three vertical rigs in the Focus Area.  RSP has contracted for a fifth horizontal rig scheduled to arrive in the fourth quarter of 2014 and a sixth horizontal rig scheduled to arrive by the end of the first quarter of 2015.  However, RSP has staggered its rig contracts and has flexibility to reduce the number of rigs in 2015 depending on the price of oil and oilfield service costs.

During the fourth quarter, RSP expects to complete 13 operated horizontal wells targeting four horizontal zones in our Focus Area (four Middle Spraberry, five Lower Spraberry, one Wolfcamp A, and three Wolfcamp B).  In addition, the Company expects to complete 24 vertical wells (19 operated).

Focus Area Update

In our Focus Area, the average lateral length of wells completed in the third quarter with 30 days or more of production history was 7,213 feet.  The average peak 30-day IP rate of these wells was 924 Boe/d (82% oil) or 129 Boe/d per 1,000 feet of lateral.  Recent notable wells completed in our Focus Area are listed in the table below:

			Lateral	Peak 30-Day IP		30-Day IP / 1000’
Name	Completed	Zone	Length (ft)	(Boe/d)		(Boe/d)	% Oil

Spanish Trail 217WB	Q3	Wolfcamp B	6,860	1,211		177	78%
Spanish Trail 217LS	Q3	Lower Spraberry	6,853	1,217		178	82%

Cross Bar Ranch 2017WA	Q3	Wolfcamp A	7,074	887		125	83%
Cross Bar Ranch 2017LS	Q3	Lower Spraberry	7,074	1,052	(1)	149	83%
Cross Bar Ranch 2017MS	Q3	Middle Spraberry	7,074	737	(2)	104	NA

Johnson Ranch 1018WA	Q4	Wolfcamp B	7,392	1,059	(2)	143	NA
Johnson Ranch 1018WB	Q4	Wolfcamp B	7,120	640	(3)	90	NA

Spanish Trail 218MS	Q4	Middle Spraberry	9,947	946	(2)	95	NA
Spanish Trail 218LS	Q4	Lower Spraberry	9,947	1,278	(2)	128	NA

Q3 2014 Average	9 Wells (7 wells with 30-day IP rates) (4)		7,213	924		129	82%

Q2 2014 Average		6 Wells	5,904	675		112	82%

% Quarterly Difference			+22%	+37%		+16%

(1)         Cross Bar Ranch 2017LS has 30 days of production history but is still cleaning up and has not yet reached a peak 30-day IP rate.

(2)         Cross Bar Ranch 2017MS, Johnson Ranch 1018WA, Spanish Trail 218MS and Spanish Trail 218LS reflect last 7-day average rates; wells are on ESP lift, still cleaning up and have not yet reached peak 30-day IP rates. Wells are not included in quarterly averages.

(3)         Johnson Ranch 1018WB reflects last 7-day average rate; well is flowing naturally and has not yet reached peak IP 30-day rate.

(4)         Q3 2014 average includes the seven wells we completed in 3Q14 with peak 30-day IP rates. Not all of the seven wells are included in the table above.

RSP has completed 29 horizontal wells in the Focus Area that have peak IP-30 day production history, excluding one Wolfcamp D (Cline) well that encountered mechanical and completion issues. The average peak 30-day IP rate of the wells located in the Focus Area is 751 Boe/d from an average lateral length of 6,292 feet, or 122 Boe per 1,000 feet of lateral. The breakout of these completions by zone is listed in the table below:

		Average	Average	Average
	Number	Lateral	30-Day IP	30-Day IP /
Zone	of Wells	Length (ft)	(Boe/d)	1,000’
Middle Spraberry	4	6,338	545	86

Lower Spraberry	9	6,178	789	129

Wolfcamp A/B	16	6,345	782	127

Total	29	6,292	751	122

Dawson Area Update

In the third quarter, RSP completed its first two horizontal wells off a two well pad in Dawson County, one well targeting the Lower Spraberry and the other targeting the Wolfcamp A/B.  The Lower Spraberry well was drilled to 7,169 lateral feet and the Wolfcamp A/B well was drilled to 6,722 lateral feet.   RSP had mixed results as the Lower Spraberry well produced a facility constrained peak 30-day IP rate of 311 Boe/d (90% oil) and has exhibited a shallow decline rate while the Wolfcamp well produced less than 100 Boe/d with a high water cut.  The oil production rate of the Lower Spraberry well would have been considerably higher if adequate  water disposal facilities had been in place.  Based on these well results, the Company is reviewing the geology and complexity in this area before commencing further drilling on the acreage.

Quarterly Operational Results

	RSP Permian, Inc.
	Three Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013
Production data:
Oil (MBbls)	738	687	309
Natural gas (MMcf)	750	712	381
NGLs (MBbls)	169	169	60
Total (MBoe)	1,032	975	433
Average Net Daily Production (Boe/d)	11,217	10,714	4,707
Average prices before effects of hedges(1)(2):
Oil (per Bbl)	$86.88	$96.26	$107.25
Natural gas (per Mcf)	3.06	4.38	3.67
NGLs (per Bbl)	25.02	28.47	38.68
Total (per Boe)	$68.45	$75.96	$85.13
Average realized prices after effects of hedges(1)(2):
Oil (per Bbl)	$84.59	$94.06	$106.46
Natural gas (per Mcf)	3.13	4.38	3.67
NGLs (per Bbl)	25.02	28.47	38.68
Total (per Boe)	$66.86	$74.41	$84.57
Average costs (per Boe):
Lease operating expenses (excluding gathering and transportation)	$6.31	$8.55	$8.00
Gathering and transportation	0.61	0.97	0.74
Production and ad valorem taxes	4.98	6.12	5.57
Depreciation, depletion and amortization	18.40	22.29	43.60
General and administrative expenses	5.05	5.37	2.42

Components of general and administrative expense:
General and administrative – cash component	$3.19	$3.67	$2.42
General and administrative – (non-IPO stock comp)	0.88	0.67	—
General and administrative – (IPO stock comp)	0.98	1.03	—

(1)         Average prices shown in the table reflect prices both before and after the effects of our realized commodity derivative transactions. Our calculation of such effects includes realized gains or losses on cash settlements for commodity derivative transactions and an adjustment to reflect premiums incurred previously or upon settlement that are attributable to instruments settled in the period.

(2)         Average realized prices for oil are net of transportation costs. Average realized prices for natural gas do not include transportation costs; instead, transportation costs related to our gas production and sales are included in our lease operating expenses. No transportation costs are associated with NGL production and sales.

Production volumes for the quarter ended September 30, 2014 averaged 11,217 Boe/d or a total of 1,032 MBoe, and our exit production rate at the end of the quarter was approximately 14,600 Boe/d.  RSP also reaffirms its previously announced 2014 production guidance of 11,500-12,000 Boe/d.  Production for the third quarter of 2014 was comprised of 72% crude oil, 16% NGLs, and 12% natural gas.  RSP’s average realized commodity price for the third quarter 2014, before the effects of hedges, was $68.45.  Per unit cash operating expenses (including lease operating, gathering and transportation, production and ad valorem taxes, and general and administrative) were $15.09 per Boe.  For the quarter, Adjusted EBITDAX was $53.4 million, pro forma adjusted net income was $19.4 million or $0.26 per share, and adjusted net income totaled $17.8 million or $0.24 per diluted share.

Capital Expenditures

The Company has spent approximately $293 million through the first nine months of 2014 on capital expenditures, which included $281 million for drilling, completion and capitalized workovers and $12 million on infrastructure.  Additionally, RSP closed on its previously disclosed acquisitions of properties in Glasscock County for $257 million.  RSP also reaffirms its 2014 capital expenditures budget of $425 million, which excludes acquisitions.

Liquidity Update

As of September 30, 2014, the Company had no borrowings on its revolving credit facility which has a $500 million borrowing base, and had approximately $151 million of cash on hand for total liquidity available of $651 million.  In conjunction with our closing of our acquisitions in Glasscock County, lenders in the Company’s revolving credit facility increased our borrowing base to $500 million from $375 million, increased aggregate commitments to $1.0 billion from $500 million, and extended the maturity date two years to August 2019.  On September 23, 2014, RSP issued $500 million of 6.625% senior unsecured notes due 2022. The net proceeds were used to repay amounts drawn under our revolving credit facility and the balance for general corporate purposes.

Hedging

In the third quarter, RSP entered into additional commodity price hedges and has more than half of its expected total oil production hedged through the end of 2015.  As of September 30, 2014, the Company had hedges in place for the fourth quarter of 2014 for 621,000 barrels of oil at a blended floor of $88.16 per barrel.  For 2015, the Company has hedges in place for 2,457,000 barrels of oil production at a blended floor of $88.16.  Additionally, as of September 30, 2014, we had hedges in place for natural gas covering 300,000 Mmbtu at a floor of $4.00.  Details of the Company’s open hedging positions can be found in the Form 10-Q that was filed with the SEC.

Earnings Conference Call

On November 10, 2014, at 10:00 a.m. Central Time, RSP will discuss its third quarter 2014 results.  Hosting the call will be Steven Gray, Chief Executive Officer, Zane Arrott, Chief Operating Officer, and Scott McNeill, Chief Financial Officer.

The call may be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725.  A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 13587555.  The replay will be available until November 28, 2014. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RSP’s website at www.rsppermian.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of our acreage is located on large, contiguous acreage blocks in the core of the Midland Basin, a sub-basin of the Permian Basin, primarily in the adjacent counties of Midland, Martin, Andrews, Dawson, Ector, and Glasscock.  The Company’s common stock is traded on the NYSE under the ticker symbol “RSPP.”  For more information, visit www.rsppermian.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that RSP assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of RSP. Information concerning these risks and other factors can be found in RSP’s filings with the SEC, including its Form 10-K, which can be obtained free of charge on the SEC’s web site located at http://www.sec.gov. RSP undertakes no obligation to update or revise any forward-looking statement.

RSP PERMIAN, INC.

STATEMENTS OF OPERATIONS

(In thousands, except for share and per share data)

	Actual & Predecessor (1)
	Three Months Ended			ProForma
	September 30, 2014	June 30, 2014	March 31, 2014	September 30, 2014

Revenues:
Oil sales	$64,119	$66,134	$51,471	$64,119
Natural gas sales	$2,297	$3,117	$2,206	$2,297
NGL sales	$4,229	$4,811	$4,081	$4,229

Total revenues	$70,645	$74,062	$57,758	$70,645

Net cash from derivative instruments	(1,641)	(1,517)	(380)	(1,641)

Adjusted Total Revenues	$69,004	$72,545	$57,378	$69,004

Operating Expenses:
Lease operating expenses	$7,140	$9,279	$7,063	$7,140
Production and ad valorem taxes	5,137	5,964	3,876	5,137
General and administrative expenses	3,295	3,573	5,001	3,295

Total operating costs and expenses	$15,572	$18,816	$15,940	$15,572

Adjusted EBITDAX, as defined (2)	$53,432	$53,729	$41,438	$53,432

Depreciation, depletion, and amortization	$18,991	$21,734	$16,361	$18,991
Asset retirement obligation accretion	38	38	29	38
Exploration	967	1,233	756	967
Interest expense	2,241	1,142	1,131	2,241
Stock-based compensation, net	1,919	1,665	12,015	912

Adjusted income before income taxes	$29,276	$27,917	$11,146	$30,283

Adjusted income tax expense	11,436	10,486	4,733	10,902

Adjusted net income, as defined (2)	$17,840	$17,431	$6,413	$19,381
Adjusted net income per common share – Basic	$0.24	$0.24	$0.10	$0.26
Adjusted net income per common share – Diluted	$0.24	$0.24	$0.10	$0.26

Other items included in income before taxes:
Non-cash loss (gain) on derivatives, net	(23,700)	14,441	3,773	(23,700)
Loss (gain) on asset sale	(2)	—	—	(2)
Other expense (income)	(23)	302	(310)	(23)

Income before income taxes	$41,565	$2,688	$2,950	$43,106

Income tax expense	(9,268)	(5,538)	130,480	(8,542)

Net Income	$32,297	$8,226	$(127,530)	$34,564
Net income per common share – Basic	$0.43	$0.11	$(2.03)	$0.46
Net income per common share – Diluted	$0.43	$0.11	$(2.03)	$0.46

Weighted Average Common Shares Outstanding:
Basic	74,896	72,500	62,955	74,896
Diluted	74,896	72,500	62,955	74,896

(1)         Information presented in this table reflects actual results of RSP Permian, Inc. and its predecessor.  In January 2014, RSP Permian, Inc. completed its initial public offering (the “IPO”) along with completing a corporate reorganization and completion of several acquisitions concurrent with the IPO.  These transactions affect the comparability of each period presented in the table above.

(2)         Adjusted EBITDAX and adjusted net income are non-GAAP financial measures. For a definition of Adjusted EBITDAX and adjusted net income, see “Use of Non-GAAP Financial Measures” below.

Use of Non-GAAP Financial Measures

We define Adjusted EBITDAX as oil and gas revenues including net cash receipts (payments) on settled derivative instruments and premiums paid on put options that settled during the period, less lease operating expenses, production and ad valorem taxes, and general and administrative expenses excluding stock based compensation.  Adjusted net income deducts from Adjusted EBITDAX depreciation, depletion, and amortization, accretion on asset retirement obligations, exploration expenses, interest expense, stock-based compensation and adjusted income tax expense.

Management believes Adjusted EBITDAX and adjusted net income are useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDAX and adjusted net income because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX and adjusted net income should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX and adjusted net income are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our computations of Adjusted EBITDAX and adjusted net income may not be comparable to other similarly titled measures of other companies.

Investor Contact:

Scott McNeill

Chief Financial Officer

214-252-2700

Investor Relations:

IR@rsppermian.com

214-252-2790

Source: RSP Permian, Inc.